Date: June 3, 2025

To: **Quad Global Inc.** (the **"Company"**)
37-12 Prince St, 9C,
Flushing, NY 11354

Dear Sirs/Madams,

We have acted as PRC legal counsel as to the laws of the People's Republic of China (the "**PRC**", for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the Company's registration statement on Form F-4, including all amendments and supplements thereto (the "**Registration Statement**"), filed with the Securities and Exchange Commission (the "**SEC**") under the U.S. Securities Act of 1933 (as amended) in relation to the proposed Business Combination (as defined in the Registration Statement).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Hunan Qiyuan Law Firm

Hunan Qiyuan Law Firm

湖南启元律师事务所 Hunan Qiyuan Law Firm

湖南启元律师事务所
地址：湖南省长沙市芙蓉区建湘路 393 号世茂环球金融中心 63 层（邮编 410000）
Address： 63/F, Shimao Global FinancialCenter, 393 Jianxiang Road, Furong District, Changsha,Hunan Province
电话(Tel)：(+86 731) 8295 3778
传真(Fax)：(+86 731) 8295 3779

长沙 CHANGSHA | 上海 SHANGHAI | 深圳 SHENZHEN